EXHIBIT 99.1

[Curis Logo Appears Here]

FOR IMMEDIATE RELEASE

Curis Announces $ 10.9 Million Private Financing

CAMBRIDGE, MA, August 11, 2003 – Curis, Inc. (NASDAQ: CRIS) today announced that it has entered into definitive agreements with certain institutional and other accredited investors with respect to the private placement of 3,589,700 shares of newly issued common stock, and warrants to purchase 1,076,910 shares of common stock, for a total purchase price of approximately $10.9 million. The Company intends to use the aggregate net proceed from the private placement, approximately $10 million, primarily to support the Company’s clinical and research and development efforts and for other general corporate purposes. Stephens Inc. served as the private placement agent for this transaction.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. As part of the transaction, the Company has agreed to file a resale registration statement on Form S-3 with the Securities and Exchange Commission within 30 days for purposes of registering the resale of the shares of common stock, and the shares of common stock underlying the warrants, issued in the offering.

This notice is issued pursuant to Rule 135c under the Securities Act of 1933 and does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. The Company’s technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development involves the use of proteins or small molecules to modulate these pathways. Curis has successfully used this technology and product development approach to produce several promising drug product candidates in the fields of kidney disease, neurological disorders, cancer, and alopecia (hair loss). For more information, please visit the Curis web site at www.curis.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning Curis’ or management’s intentions, plans, expectations or predictions of future events are forward-looking statements. Such statements may contain the words “believes”, “expects”, “anticipates”, “plans”, “estimates” or similar expressions. Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those indicated by such forward-looking statements. Actual results can be affected by, among other things, uncertainties relating to product development, clinical trials, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, changes in or an inability to execute Curis’ realigned business strategy and other risk factors identified in Curis’ most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release.

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Contacts

For Curis, Inc.

Christopher U. Missling, Ph.D.

Chief Financial Officer

(617) 503-6587

Marc F. Charette, Ph.D.

Vice President, Corporate Communications

(617) 503-6629